Exhibit (d)


                      CONTRACTUAL MANAGEMENT FEE WAIVER AND

                         EXPENSE REIMBURSEMENT AGREEMENT


          AGREEMENT  made  this  1st day of  January,  2001 by and  between  THE
GABELLI BLUE CHIP VALUE FUND, a Delaware business trust (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

          With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares and 2.75% for Class C Shares of the average daily net assets of the Fund.

          This Agreement shall be renewable at the end of each one-year period for an additional one year period upon the written agreement of the parties hereto.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.



THE GABELLI BLUE CHIP VALUE FUND            GABELLI FUNDS, LLC


By:      /S/ BRUCE ALPERT                     By:      /S/ GUS COUTSOUROS
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Attest:                                       Attest:
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